Exhibit 21

LIST OF SUBSIDIARIES OF

HORIZON TECHNOLOGY FINANCE CORPORATION

AS OF 12/31/15

Compass Horizon Funding Company LLC — Delaware Limited Liability Company

Horizon Credit II LLC — Delaware Limited Liability Company

Longview SBIC GP LLC — Delaware Limited Liability Company

Longview SBIC LP — Delaware Limited Partnership

Horizon Funding 2013-1 LLC — Delaware Limited Liability Company

Horizon Funding Trust 2013-1 – Delaware Trust

HPO Assets LLC — Delaware Limited Liability Company